Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-199173) and the Registration Statement on Form S-3 (No. 333-237772) of CV Sciences, Inc. (the “Company”) of our report dated April 4, 2022, relating to our audit of the Company’s financial statements as of December 31, 2021, and for the year then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ HASKELL & WHITE LLP
HASKELL & WHITE LLP

Irvine, California
April 4, 2022